Exhibit 99.1

Press Contact: Claire Cantrell claire.cantrell@kratosdefense.com Investor Information: 877-934-4687 investor@kratosdefense.com

Kratos Reports Second Quarter 2026 Financial Results

Second Quarter 2026 Revenues of $458.8 Million Reflect 19.1 Percent Organic Growth and 30.5 Percent Growth Over Second Quarter 2025 Revenues of $351.5 Million

Kratos Government Solutions Second Quarter 2026 Revenues of $379.7 Million Reflect 22.0 Percent Organic Growth and 36.4 Percent Growth Over Second Quarter 2025 Revenues of $278.3 Million

Unmanned Systems Second Quarter 2026 Revenues of $79.1 Million Reflect 8.1 Percent Organic Growth Over Second Quarter 2025 Revenues of $73.2 Million

Second Quarter 2026 Consolidated Book to Bill Ratio of 1.1 to 1 and Bookings of $492.2 Million

Last Twelve Months Ended June 28, 2026, Consolidated Book to Bill Ratio of 1.3 to 1 and Bookings of $1.990 Billion

Increases Full Year 2026 Revenue Guidance to $1.750 to $1.810 Billion, With Forecasted Organic Revenue Growth of Approximately 18 Percent to 23 Percent as Compared to Full Year 2025

SAN DIEGO, CA, August 4, 2026 – Kratos Defense & Security Solutions, Inc. (NASDAQ: KTOS), a leader in defense, national security and global markets, today reported its second quarter 2026 financial results, including Revenues of $458.8 million, Operating Loss of $1.6 million, Net Income of $4.4 million, Adjusted EBITDA of $38.2 million and a consolidated book to bill ratio of 1.1 to 1.0.

Second quarter 2026 Net Income and Operating Income includes non-cash stock compensation expense of $16.3 million, Company-funded Research and Development (R&D) expense of $13.6 million, including efforts in our Space, Satellite, Unmanned Systems and Microwave Electronic businesses, and non-cash amortization expense of $12.5 million.

Kratos reported in the second quarter 2026 GAAP Net Income of $4.4 million and GAAP Net Income per share of $0.02, compared to GAAP Net Income of $2.9 million and GAAP Net

Income per share of $0.02, for the second quarter of 2025. Adjusted earnings per share (EPS) were $0.21 for the second quarter of 2026, compared to $0.11 for the second quarter of 2025.

Second quarter 2026 Revenues of $458.8 million increased $107.3 million, reflecting 30.5 percent growth and 19.1 percent organic growth from second quarter 2025 Revenues of $351.5 million. Organic revenue growth was reported in our Unmanned Systems (KUS) segment of 8.1 percent and in our Government Solutions (KGS) segment of 22.0 percent. The most notable growth in our KGS Segment was in our Defense Rocket Systems, Turbine Technologies, Microwave Products and Space, Training and Cyber businesses, with organic revenue growth rates of 50.2 percent, 43.3 percent, 29.5 percent and 8.7 percent, respectively, compared to the second quarter of 2025.

Second quarter 2026 Cash Flow Used in Operations was $11.0 million, primarily reflecting the working capital requirements related to the 30.5 percent revenue growth impacting our receivables, and also including increases in inventory balances related to ramps in production and investments we are making related to certain development initiatives. Free Cash Flow Used in Operations for the second quarter of 2026 was $18.9 million after funding $17.2 million of capital expenditures, and net of cash received of $9.3 million for the sale of company-owned Valkyries.

For the second quarter of 2026, KUS generated Revenues of $79.1 million, compared to $73.2 million in the second quarter of 2025, with the increase primarily driven by Valkyrie-related activity. KUS’s Operating Income was $1.2 million in the second quarter of 2026, compared to an Operating Loss of $0.3 million in the second quarter of 2025. KUS’s Adjusted EBITDA for the second quarter of 2026 was $5.1 million, compared to $3.6 million for the second quarter of 2025, reflecting the impact of the revenue volume and mix. KUS’s book-to-bill ratio for the second quarter of 2026 was 1.0 to 1.0 and 1.1 to 1.0 for the twelve months ended June 28, 2026, with bookings of $78.4 million for the three months ended June 28, 2026, and bookings of $354.4 million for the twelve months ended June 28, 2026. Total backlog for KUS at the end of the second quarter of 2026 was $374.6 million, compared to $375.4 million at the end of the first quarter of 2026.

For the second quarter of 2026, our KGS segment Revenues of $379.7 million increased from Revenues of $278.3 million in the second quarter of 2025, reflecting a 36.4 percent increase and a 22.0 percent organic growth rate, excluding the impact of the Nomad Global Communication Solutions (Nomad) and Orbit Technologies Ltd (Orbit) acquisitions. The increased Revenues includes organic revenue growth across our Defense and Rocket Support business, Turbine Technologies, Microwave Products and Space, Training and Cyber businesses, with organic revenue growth rates of 50.2 percent, 43.3 percent, 29.5 percent and 8.7 percent, respectively, over the second quarter of 2025.

KGS reported Operating Income of $14.3 million in the second quarter of 2026 compared to $12.6 million in the second quarter of 2025, primarily reflecting increased volume and mix in revenues. Second quarter 2026 KGS Adjusted EBITDA was $33.1 million, compared to second quarter 2025 KGS Adjusted EBITDA of $24.7 million, primarily reflecting the volume and mix in revenues and resources.

KGS reported a book-to-bill ratio of 1.1 to 1.0 for the second quarter of 2026, a book-to-bill ratio of 1.4 to 1.0 for the last twelve months ended June 28, 2026, and bookings of $413.8 million and $1.636 billion for the three and last twelve months ended June 28, 2026, respectively. KGS’s total backlog was $1.710 billion at the end of the second quarter of 2026, compared to $1.676 billion at the end of the first quarter of 2026.

Kratos reported consolidated bookings of $492.2 million and a book-to-bill ratio of 1.1 to 1.0 for the second quarter of 2026, and consolidated bookings of $1.990 billion and a book-to-bill ratio of 1.3 to 1.0 for the last twelve months ended June 28, 2026. Consolidated backlog was $2.084 billion on June 28, 2026, as compared to $2.051 billion on March 29, 2026. Kratos’ bid and proposal pipeline was $15.0 billion at June 28, 2026, as compared to $14.3 billion on March 29, 2026. Backlog on June 28, 2026, included funded backlog of $1.572 billion and unfunded backlog of $512.7 million.

Eric DeMarco, Kratos’ President and CEO, said, “Kratos’ second quarter results are reflective of the execution of the Kratos team and that our strategy, including making internally funded investments to be first-to-market with relevant hardware and software, that is engineered up front for affordable mass production, at scale, is aligned with the Department of War’s priorities. Representative of this alignment is Kratos’ last 12 month book-to-bill ratio of 1.3 to 1.0, the number of opportunities for Kratos continuing to increase as evidenced in our bid and proposal pipeline of $15 billion, and our business momentum expected to accelerate in the second half of 2026 and into 2027.”

Mr. DeMarco continued, “Kratos’ second quarter year over year organic growth rate was 19.1 percent, we are now forecasting third quarter organic growth of approximately 19 percent to 25 percent, and for fourth quarter organic growth of approximately 19 percent to 31 percent. As a result, we have increased our full year 2026 organic revenue growth forecast up to approximately 18 percent to 23 percent as compared to full year 2025, which now also includes an expectation of approximately 10 percent organic growth for our Unmanned Systems business based upon recent contract awards, including Valkyrie.”

Mr. DeMarco concluded, “Kratos’ EBITDA margins are also increasing, and are forecast to continue to increase in the second half of 2026 and into 2027, as the business scales, production increases and we realize financial leverage on our fixed cost infrastructure. We are generating and forecasting for increased margins irrespective of increased costs as we pursue large new opportunities with the Department of War and the strength of the Shekel adversely impacting our Israel operations profitability, where we now have over 700 personnel. Expected future growth areas for Kratos include; hypersonic and rocket systems, missiles, jet engines, space and satellite communications.”

Financial Guidance

We are providing our initial third quarter guidance and increasing our full year 2026 Revenue guidance and tightening our Adjusted EBITDA guidance, and our assumptions, including as related to: current forecasted business mix, expected employee sourcing, hiring and retention; potential manufacturing, production and supply chain disruptions; potential parts shortages and related continued significant cost and price increases in each of these areas, which are impacting the industry and Kratos. We continue to make significant investments in bid, proposal and other new program opportunity areas, and increasing staffing to enable us to ramp production levels, all of which is currently adversely impacting our profit margins and free cash flow generation. We are also making significant investments in inventory, property, plant, equipment and facilities, consistent with the Department of War’s National Security Strategy and its stated expectations of U.S. National Security government contractors. These investments are expected to continue at least into Kratos’ fiscal year 2027, as our opportunity pipeline continues to increase.

Kratos’ revised cash flow guidance also assumes certain investments in our Rocket Systems and Unmanned Systems businesses, related to the procurement of rocket motors and related systems, and has been updated to include the working capital requirements related to the procurement of the materials and equipment in the third and fourth quarters to ramp our production of jet engines to 3,000 in 2027 to address the demand for engines for small cruise missiles, and our plan to begin producing approximately 40 Valkyries annually beginning by the beginning of 2028, as well as the completion of certain of our unmanned systems and related derivatives and vehicles. Additional forecasted investments in 2026 include our funding of the Prometheus joint venture, our Anaconda radar program, our Helios hypersonic and arc chamber program, our Indiana hypersonic integration facility, our Birmingham advanced manufacturing facility for hypersonic systems, expansion and new microwave electronics facilities in Israel and the U.S., our GEK and BladeWorks engine facilities, the continued build of our second lot of 12 Valkyrie aircraft, certain manufacturing and production related equipment for our recently acquired Nomad acquisition, certain drone-related investments, and our Vulcan, Kraken, Elysium, Nemesis, Hermes and other initiatives. The revised forecast for our estimated FY26 capital expenditure spend includes the shift in timing of construction and procurement of related machinery and equipment, to remove certain expenditures which are now funded under customer contract, and a shift in classification of investments for various drone opportunities which will be classified as a use of working capital in our Operating Cash Flow as work in process rather than capital expenditures when incurred. In summary, Kratos continues to make the required investments to support the rebuild of the U.S. defense industrial base and related infrastructure consistent with the Department of War’s direction, take advantage of the ongoing generational recapitalization of strategic and other weapon and National Security related systems, and generate value for all Kratos stakeholders, including the warfighter and Kratos shareholders.

Current Guidance Range
$M	Q326	FY26
Revenues	$460 - $480	$1,750 - $1,810
R&D	$13 - $15	$50 - $53
Operating Income	$1 - $4	$16 - $22
Depreciation	$11 - $12	$48 - $50
Amortization	$12 - $13	$43 - $46
Stock Based Compensation	$16 - $17	$60 - $64
Adjusted EBITDA	$40 - $45	$173 - $176
Operating Cash Flow		$30 - $50
Capital Expenditures		$125 - $135
Free Cash Flow Use		($85 - $105)

FY26 Forecasted Investments for New Program and Opportunities ($M)
Capital Expenditures	Estimated Spend			Program/Opportunity
Advanced Manufacturing Facility for Hypersonics/Engines & Test Cell	$4	-	$5	Various Customer Opportunities
Payload Integration Facility	$4	-	$5	MACH-TB and Other
Nomad Plant Improvements and Machinery	$8		$9	Various Customer Opportunities
C5ISR Facility and Machinery	$3	-	$5	Various Air Defense Programs
BladeWorks Turbo Fan Facility and Test Cells and New Designs	$18	-	$19	Various Engine Opportunities
Microwave Products New/Expanded Facilities and Machinery	$14	-	$15	Various Customer Opportunities
Space and Satellite Additional Secure Facility Build-Out	$7	-	$8	Various Confidential Programs
Valkyrie Second Production Lot 12 Build	$23	-	$24	Various Customer Opportunities
	$81	-	$90
Normal Maintenance Capital Expenditures	$44	-	$45
Total FY26 Forecasted Capital Expenditures	$125	-	$135

Other Investments included in Working Capital (Operating Cash Flow)
Rocket System Inventory Build - Zeus/Oriole	$40	-	$45	Various including MACH-TB
Materials and Hardware	$13		$14	Various Drone Opportunities
Inventory Purchases for Small Jet Engine Production	$19		$21	Various Jet Engine Cruise Missile Opportunities to enable production of 3,000 Jet Engines in 2027
Unmanned Systems Initiative/Enhancements	$3	-	$5	Various Customer Opportunities
	$75	-	$85
Estimated Funding for Investments
Funding Investment in Prometheus	$50		$55
Total FY 26 Forecasted Total Investments	$250		$275

We expect our second half of fiscal 2026 will have significantly higher Revenue than the first half, as we expect to begin to receive in the second half of 2026 certain long-lead time items related to existing customer funded programs, including solid rocket motors and other hardware related to certain hypersonic and other programs, hardware and components related to jet engine and propulsion system development and production, and hardware related to air defense, missile, radar and other National Security system production. We expect our third quarter Revenues to grow organically 19 to 25 percent from third quarter 2025, with forecasted margin expansion in the third quarter tempered somewhat by increased business development and proposal costs to support the forecasted revenue growth, as well as continued negative foreign currency impacts on our Microwave Products Israeli business, which is adversely impacted by the strength of the Israeli Shekel vs. the US Dollar.

We expect Kratos’ second half of fiscal 2026 Adjusted EBITDA to be greater than our first half as our Revenue increases and Adjusted EBITDA margins expand and are impacted by both expected increased scale and product mix, and customer contract funding is expected to increase coming off of the late 2025 and early 2026 U.S. Government shutdown and extended Continuing Resolution. We continue to expect Kratos’ full year 2026 Adjusted EBITDA margin rates to be approximately 100 bps greater than our reported 2025 Adjusted EBITDA margin rates.

We expect to provide our initial full year 2027 financial guidance when we report our third quarter of fiscal 2026 later this year. We continue to expect our 2027 Adjusted EBITDA margin rates to increase an additional 100 bps above forecast 2026 Adjusted EBITDA margin rates, when we provide full year 2027 guidance later this year.

Management will discuss the Company’s financial results at a conference call beginning at 2:00 p.m. Pacific (5:00 p.m. Eastern) today. The call will be available at www.kratosdefense.com. Participants may register for the call using this On-line Form. Upon registration, all telephone participants will receive the dial-in number along with a unique PIN that can be used to access the call. For those who cannot access the live broadcast, a replay will be available on Kratos’ website.

About Kratos Defense & Security Solutions

Kratos Defense & Security Solutions, Inc. (NASDAQ: KTOS) is a technology, hardware, products, system and software company addressing the defense, national security, and commercial markets. Kratos makes true internally funded research, development, capital and other investments, to rapidly develop, produce and field relevant solutions that address our customers’ mission critical needs and requirements. At Kratos, affordability is a technology, and we seek to utilize proven, leading-edge approaches and technology, not unproven bleeding edge approaches or technology, with Kratos’ approach designed to reduce cost, schedule and risk, enabling us to be first to market with cost effective solutions. We believe that Kratos is known as the innovative disruptive change agent in the industry, a company that is an expert in designing products and systems up front for successful rapid, large quantity, low-cost future manufacturing, which is a value-add competitive differentiator for our large traditional prime system integrator partners and also to our government and commercial customers. Kratos intends to pursue program and contract opportunities as the prime or lead contractor when we believe our probability of win is high and any investment required by Kratos is within our capital resource comfort level. We intend to partner and team with a large, traditional system integrator when our assessment of probability of win is greater or required investment is beyond Kratos’ comfort level. Kratos’ primary business areas include, virtualized ground systems for satellites and space vehicles including software for command & control (C2) and telemetry, tracking and control (TT&C), jet powered unmanned aerial drone systems, hypersonic vehicles and rocket systems, propulsion systems for drones, missiles, loitering munitions, supersonic systems, space craft and launch systems, command, control, communication, computing, combat, intelligence surveillance and reconnaissance (C5ISR) and microwave electronic products for missile, radar, air defense, missile defense, space, satellite, counter unmanned aircraft systems (CUAS), directed energy, communication and other systems, and virtual & augmented reality training systems for the warfighter. For more information, visit www.KratosDefense.com and follow Kratos on LinkedIn and X.

Notice Regarding Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, express or implied statements concerning the Company’s expectations regarding its future financial performance, including the Company’s expectations for its third quarter, second half, and full year 2026 revenues, R&D, operating income, depreciation, amortization, stock based compensation expense, and Adjusted EBITDA, and full year 2026 operating cash flow, capital expenditures, investments, and free cash flow, forecasted company and business unit organic revenue growth, estimated revenue and organic revenue growth for 2026 and 2027, Adjusted EBITDA margins in 2026 and 2027, future initiation of higher margin programs and negotiation of lower margin contracts which are expected to be renewed in the future, expected future investments in property, plant, facilities, and equipment (including expected investments in the Prometheus joint venture and other programs, opportunities, and initiatives), expected future production of Valkyries, the ability of the Company’s customers to respond to industry and market conditions, the impact of acquired companies and businesses on the Company’s operations and financial condition, the Company’s bid and proposal pipeline and backlog, including the Company’s ability to timely execute on its backlog, demand for its products and services, including the Company’s alignment with today’s National Security requirements and the positioning of its C5ISR and other businesses, ability to successfully compete and expected new customer awards, the impact of federal government shutdowns on the Company’s operations and financial condition, the availability and timing of government funding for the Company’s offerings, availability of an experienced skilled workforce, inflation and increased costs, risks related to potential cybersecurity events or disruptions of our information technology systems, and delays in our financial projections, industry, business and operations, including projected growth. Such statements are only predictions, and the Company’s actual results may differ materially from the results expressed or implied by these statements. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Factors that may cause the Company’s results to differ include, but are not limited to: risks to our business and financial results related to the reductions and other spending constraints imposed on the U.S. Government and our other customers, including as a result of sequestration and extended continuing resolutions, the

Federal budget deficit and Federal government shut-downs; risks of adverse regulatory action or litigation; risks associated with debt leverage; risks that our cost-cutting initiatives will not provide the anticipated benefits; risks that changes, cutbacks or delays in spending by the DoW may occur, which could cause delays or cancellations of key government contracts; risks of delays to or the cancellation of our projects as a result of protest actions submitted by our competitors; risks that changes may occur in Federal government (or other applicable) procurement laws, regulations, policies and budgets; risks of the availability of government funding for the Company's products and services due to performance, cost growth, or other factors, changes in government and customer priorities and requirements (including cost-cutting initiatives, the potential deferral of awards, terminations or reduction of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional committee recommendations or automatic sequestration under the Budget Control Act of 2011, as amended); risks related to tariffs or import duties which could affect the Company’s supply chain and customer affordability; risks related to Executive Orders issued by the Trump Administration and resultant changes to the DoW procurement policies and Federal Acquisition Regulations; risks related to DoW reorganization and DOGE; risks that the unmanned aerial systems and unmanned ground sensor markets do not experience significant growth; risks that products we have developed or will develop will not become programs of record; risks that we cannot expand our customer base or that our products do not achieve broad acceptance which could impact our ability to achieve our anticipated level of growth; risks of increases in the Federal government initiatives related to in-sourcing; risks related to security breaches, including cyber security attacks and threats or other significant disruptions of our information systems, facilities and infrastructures; risks related to our compliance with applicable contracting and procurement laws, regulations and standards; risks related to the new DoW Cybersecurity Maturity Model Certification; risks relating to the ongoing conflict in Ukraine and the Israeli-Palestinian military conflict; risks to our business in Israel including our expanded operations in Israel following the Orbit acquisition; risks related to contract performance; risks related to failure of our products or services; risks associated with our subcontractors’ or suppliers’ failure to perform their contractual obligations, including the appearance of counterfeit or corrupt parts in our products; changes in the competitive environment (including as a result of bid protests); failure to successfully integrate acquired operations and compete in the marketplace, which could reduce revenues and profit margins; risks that potential future goodwill impairments will adversely affect our operating results; risks that anticipated tax benefits will not be realized in accordance with our expectations; risks that a change in ownership of our stock could cause further limitation to the future utilization of our net operating losses; risks that we may be required to record valuation allowances on our net operating losses which could adversely impact our profitability and financial condition; risks that the current economic environment will adversely impact our business, including with respect to our ability to recruit and retain sufficient numbers of qualified personnel to execute on our programs and contracts, as well as expected contract awards and risks related to increasing interest rates; currently unforeseen risks associated with any public health crisis, and risks related to natural disasters or severe weather. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 28, 2025, and in our other filings made with the Securities and Exchange Commission.

Note Regarding Use of Non-GAAP Financial Measures and Other Performance Metrics
This news release contains non-GAAP financial measures, including organic revenue growth rates computed as the revenue growth rate excluding the current year impact of the contribution from acquisitions, Adjusted EPS (computed using income before income taxes, excluding depreciation, amortization of intangible assets, amortization of capitalized contract and development costs, stock-based compensation expense, acquisition and restructuring related items and other, which includes, but is not limited to, legal related items, non-recoverable rates and costs, and foreign transaction gains and losses, less the estimated impact of current and deferred income taxes) and Adjusted EBITDA (which excludes, among other things, acquisition and restructuring related items, stock compensation expense, foreign transaction gains and losses, and the associated margin rates). Additional non-GAAP financial measures include Free Cash Flow from Operations computed as Cash Flow from Operations less Capital Expenditures plus proceeds from sale of assets and Adjusted EBITDA related to our KUS and KGS businesses. Kratos believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the actual and forecasted operating performance of the Company’s business and the Company’s cash flow, excluding non-recurring items and non-cash items that would normally be included in the most directly comparable measures calculated and presented in accordance with GAAP. The Company’s management uses these non-GAAP financial measures, along with the most directly comparable GAAP financial measures, in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and investors should carefully evaluate the Company’s financial results calculated in accordance with GAAP and reconciliations to those financial results. In addition, non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. As appropriate, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the Company’s financial results prepared in accordance with GAAP are included in this news release.

Another Performance Metric the Company believes is a key performance indicator in our industry is our Book to Bill Ratio as it provides investors with a measure of the amount of bookings or contract awards as compared to the amount of revenues that have been recorded during the period and provides an indicator of how much of the Company’s backlog is being burned or utilized in a certain period. The Book to Bill Ratio is computed as the number of bookings or contract awards in the period divided by the revenues recorded for the same period. The Company believes that the rolling or last twelve months’ Book to Bill Ratio is meaningful since the timing of quarter-to-quarter bookings can vary.

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2026	2025	2026	2025

Service revenues	$169.7	$134.9	$303.7	$237.3
Product sales	289.1	216.6	526.1	416.8
Total revenues	458.8	351.5	829.8	654.1
Cost of service revenues	131.6	107.2	230.9	182.9
Cost of product sales	227.1	170.5	409.2	323.8
Total costs	358.7	277.7	640.1	506.7
Gross profit - service revenues	38.1	27.7	72.8	54.4
Gross profit - product sales	62.0	46.1	116.9	93.0
Total gross profit	100.1	73.8	189.7	147.4

Selling, general and administrative expenses	73.3	54.1	136.0	106.4
Merger and acquisition expenses	0.8	—	2.7	—
Research and development expenses	13.6	10.2	24.3	20.2
Depreciation	3.9	3.0	7.7	5.6
Amortization of intangible assets	10.1	2.8	15.9	4.9
Operating income ( loss)	(1.6)	3.7	3.1	10.3
Interest income (expense), net	10.2	(1.2)	14.7	(2.1)
Other income (loss), net	(1.6)	2.1	(1.0)	1.8
Income before income taxes	7.0	4.6	16.8	10.0
Provision for income taxes	2.6	1.7	0.5	2.6
Net income	$4.4	$2.9	$16.3	$7.4

Basic income per common share	$0.02	$0.02	$0.09	$0.05

Diluted income per common share	$0.02	$0.02	$0.09	$0.05

Weighted average common shares outstanding:
Basic	188.6	155.7	182.7	154.9
Diluted	190.1	157.4	184.8	156.9
Adjusted EBITDA (1)	$38.2	$28.3	$76.9	$55.0

Unaudited Reconciliation of GAAP to Non-GAAP Measures

Note: (1) Adjusted EBITDA is a non-GAAP measure defined as GAAP net income adjusted for net interest income (expense), provision for income taxes, depreciation and amortization expense of intangible assets, amortization of capitalized contract and development costs, stock-based compensation, acquisition and restructuring related items and other, and foreign transaction (gain) loss.

Adjusted EBITDA as calculated by us may be calculated differently than Adjusted EBITDA for other companies. We have provided Adjusted EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance understanding of our operating results. Adjusted EBITDA should not be construed as either an alternative to net income (loss) or as an indicator of our operating performance or an alternative to cash flows as a measure of liquidity. The adjustments to calculate this non-GAAP financial measure and the basis for such adjustments are outlined below. Please refer to the following table below that reconciles GAAP net income (loss) to Adjusted EBITDA.

The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest income and interest expense, net. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements, including the amortization of issue discounts and deferred financing costs. These amounts may vary from period to period due to changes in cash and debt balances.

Income taxes. The Company's tax expense can fluctuate materially from period to period due to tax adjustments that may not be directly related to underlying operating performance or to the current period of operations and may not necessarily reflect the impact of utilization of our NOLs.

Depreciation. The Company incurs depreciation expense (recorded in cost of revenues and in operating expenses) related to capital assets purchased, leased or constructed to support the ongoing operations of the business. The assets are recorded at cost or fair value and are depreciated over the estimated useful lives of individual assets.

Amortization of intangible assets. The Company incurs amortization of intangible expense related to acquisitions it has made. These intangible assets are valued at the time of acquisition and are amortized over the estimated useful lives.

Amortization of capitalized contract and development costs. The Company incurs amortization of previously capitalized software development and non-recurring engineering or design costs related to certain products or offerings in its Unmanned Systems, rocket support and services, and space and satellite businesses as related units are sold or over the estimated useful life, as applicable.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company's shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparison of operating results to those of other companies that disclose non-GAAP financial measures that exclude stock-based compensation.

Foreign transaction (gain) loss. The Company incurs transaction gains and losses which are not hedged related to transactions with foreign customers in currencies other than the U.S. dollar. In addition, certain intercompany transactions can give rise to realized and unrealized foreign currency gains and losses.

Acquisition and transaction related items. The Company incurs transaction related costs, such as legal and accounting fees and other expenses, related to acquisitions and divestiture activities. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Restructuring costs. The Company incurs restructuring costs for cost reduction actions which include employee termination costs, facility shut-down related costs and lease commitment costs for unused, excess or exited facilities. Management believes that these costs are not indicative of ongoing operating results as they are either non-recurring and/or not expected when full capacity and volumes are achieved.

Legal related items. The Company incurs costs related to pending legal settlements and other legal related matters. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the Adjusted EBITDA financial adjustments described above, and investors should not infer from the Company's presentation of this non-GAAP financial measure that these costs are unusual, infrequent, or non-recurring.

Reconciliation of Net Income to Adjusted EBITDA is as follows:

	Three Months Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2026	2025	2026	2025

Net income	$4.4	$2.9	$16.3	$7.4
Interest (income) expense, net	(10.2)	1.2	(14.7)	2.1
Provision for income taxes	2.6	1.7	0.5	2.6
Depreciation (including cost of service revenues and product sales)	12.0	9.0	23.0	17.3
Stock-based compensation	16.3	8.6	31.3	17.3
Foreign transaction (gain) loss	(0.2)	0.3	(0.3)	0.7
Amortization of intangible assets	10.1	2.8	15.9	4.9
Amortization of capitalized contract and development costs	2.4	0.9	4.2	1.8
Acquisition and restructuring related items and other	0.8	—	2.7	—
Reversal of contingent acquisition consideration	—	—	(2.0)	—
Resolution of previously recorded contingent liability	—	(1.1)	—	(1.1)
Litigation fees and legal related items	—	2.0	—	2.0
	34.1	25.2	119.9	105.7
Adjusted EBITDA	$38.2	$28.3	$76.9	$55.0

Kratos Defense & Security Solutions, Inc.
Unaudited Segment Data
(in millions)

	Three Months Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2026	2025	2026	2025
Revenues:
Unmanned Systems	$79.1	$73.2	$161.7	$136.3
Kratos Government Solutions	379.7	278.3	668.1	517.8
Total revenues	$458.8	$351.5	$829.8	$654.1

Operating income
Unmanned Systems	$1.2	$(0.2)	$2.5	$(1.9)
Kratos Government Solutions	14.3	12.5	34.6	29.5
Unallocated corporate expense, net	(17.1)	(8.6)	(34.0)	(17.3)
Total operating income	$(1.6)	$3.7	$3.1	$10.3

Note: Unallocated corporate expense, net includes costs for certain stock-based compensation programs (including stock-based compensation costs for the employee stock purchase plan and restricted stock units), the effects of items not considered part of management’s evaluation of segment operating performance, and acquisition and restructuring related items, corporate costs not allocated to the segments, legal related items, and other miscellaneous corporate activities.

Reconciliation of Segment Operating Income (Loss) to Adjusted EBITDA is as follows:

	Three Months Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2026	2025	2026	2025
Unmanned Systems
Operating income (loss)	$1.1	$(0.2)	$2.5	$(1.9)
Other income	—	—	0.1	0.1
Depreciation	2.9	2.7	5.7	5.0
Amortization of intangible assets	1.0	1.0	1.9	2.0
Amortization of capitalized contract and development costs	0.1	—	0.1	—
Resolution of previously recorded contingent liability	—	(0.3)	—	(0.3)
Litigation fees and legal related items	—	0.5	—	0.5
Adjusted EBITDA	$5.1	$3.7	$10.3	$5.4
% of revenue	6.4%	5.1%	6.4%	4.0%

Kratos Government Solutions
Operating income	$14.3	$12.5	$34.6	$29.5
Other income	(1.7)	2.4	(1.4)	2.4
Depreciation	9.1	6.3	17.3	12.3
Amortization of intangible assets	9.1	1.8	14.0	2.9
Amortization of capitalized contract and development costs	2.3	0.9	4.1	1.8
Reversal of contingent acquisition consideration	—	—	(2.0)	—
Resolution of Previously Recorded Contingent Liability	—	(0.8)	—	(0.8)
Litigation fees and legal related items	—	1.5	—	1.5
Adjusted EBITDA	$33.1	$24.6	$66.6	$49.6
% of revenue	8.7%	8.8%	10.0%	9.6%

Total Adjusted EBITDA	$38.2	$28.3	$76.9	$55.0
% of revenue	8.3%	8.1%	9.3%	8.4%

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in millions)

	June 28,	December 28,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$1,437.6	$560.6
Accounts receivable, net	171.3	165.0
Unbilled receivables, net	405.4	292.4
Inventoried costs, net	235.9	188.2
Prepaid expenses	24.1	12.9
Other current assets	82.2	43.8
Total current assets	2,356.5	1,262.9
Property, plant and equipment, net	419.4	361.9
Operating lease right-of-use assets, net	50.6	43.4
Goodwill	871.2	595.7
Intangible assets, net	220.8	53.9
Other assets	159.4	144.4
Investment in joint venture	11.9	5.0
Total assets	$4,089.8	$2,467.2
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$104.8	$69.6
Accrued expenses	95.9	60.5
Accrued compensation	92.2	82.3
Billings in excess of costs and earnings on uncompleted contracts	93.6	73.4
Current portion of operating lease liabilities	13.8	12.8
Current portion of finance lease liabilities	5.1	3.4
Other current liabilities	19.9	9.0
Total current liabilities	425.3	311.0
Operating lease liabilities, net of current portion	39.9	33.8
Finance lease liabilities, net of current portion	134.8	95.8
Other long-term liabilities	63.0	30.3
Total liabilities	663.0	470.9
Commitments and contingencies
Stockholders’ equity:
Common stock	0.2	0.2
Additional paid-in capital	4,051.6	2,635.9
Accumulated other comprehensive income	0.6	2.1
Accumulated deficit	(625.6)	(641.9)
Total Kratos stockholders’ equity	3,426.8	1,996.3
Total liabilities and stockholders’ equity	$4,089.8	$2,467.2

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in millions)

	Six Months Ended
	June 28,	June 29,
	2026	2025
Operating activities:
Net income	$16.3	$7.4
Adjustments to reconcile income to net cash used in operating activities:
Depreciation and amortization	38.9	22.2
Amortization of lease right-of-use-assets	6.9	6.0
Deferred income taxes	2.1	—
Stock-based compensation	31.3	17.3
Amortization of deferred financing costs	0.2	0.3
Provision for doubtful accounts	0.1	—
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	16.7	(23.1)
Unbilled receivables	(104.3)	(49.9)
Inventoried costs	(24.8)	(7.3)
Prepaid expenses and other assets	(36.6)	(27.3)
Operating lease liabilities	(7.5)	(5.7)
Accounts payable	23.0	17.5
Accrued expenses	20.6	9.1
Accrued compensation	(3.2)	—
Billings in excess of costs and earnings on uncompleted contracts	(10.7)	(5.1)
Income tax receivable and payable	(3.9)	(0.9)
Other liabilities	(3.5)	(1.4)
Net cash used in operating activities	(38.4)	(40.9)
Investing activities:
Cash paid for acquisitions, net of cash acquired	(346.8)	—
Proceeds from the sale of assets	13.5	—
Investment in joint venture	(6.9)	—
Capital expenditures	(37.1)	(43.1)
Proceeds from state grant for capital construction	2.0	—
Net cash used in investing activities	(375.3)	(43.1)
Financing activities:
Repayment under credit facility and term loan	—	(5.0)
Proceeds from the issuance of common stock, net of issuance costs	1,348.4	555.9
Debt issuance costs	(1.4)	—
Payments under finance leases	(2.0)	(0.9)
Payments of employee taxes withheld from share-based awards	(59.1)	(18.3)
Proceeds from shares issued under equity plans	5.3	4.6
Net cash provided by financing activities	1,291.2	536.3
Net cash flows	877.5	452.3
Effect of exchange rate changes on cash and cash equivalents	(0.5)	2.0
Net increase in cash and cash equivalents	877.0	454.3
Cash and cash equivalents at beginning of period	560.6	329.3
Cash and cash equivalents at end of period	$1,437.6	$783.6

Kratos Defense & Security Solutions, Inc.
Unaudited Non-GAAP Measures
Computation of Adjusted Earnings Per Share
(in millions, except per share data)

Adjusted income and adjusted income per diluted common share (Adjusted EPS) are non-GAAP measures for reporting financial performance and exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Management believes that exclusion of these items assists in providing a more complete understanding of the Company's underlying results and trends and allows for comparability with our peer company index and industry. The Company uses these measures along with the corresponding GAAP financial measures to manage the Company's business and to evaluate its performance compared to prior periods and the marketplace. The Company defines adjusted income before amortization of intangible assets and capitalized contract and development costs, depreciation, stock based compensation, foreign transaction gain/loss, and acquisition and restructuring related items and other. The estimated impact to income taxes includes the impact to the effective tax, current tax provision and deferred tax provision, and excludes the impact of discrete items, including transaction related expenses and release of valuation allowance, or benefit related to the add-backs. *Adjusted EPS reflects adjusted income on a per share basis using weighted average diluted shares outstanding.

The following table reconciles the most directly comparable GAAP financial measures to the non-GAAP financial measures.

	Three Months Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2026	2025	2026	2025
Net income	$4.4	$2.9	$16.3	$7.4
Less: GAAP provision for income taxes	2.6	1.7	0.5	2.6
Income before taxes	7.0	4.6	16.8	10.0
Add: Amortization of intangible assets	10.1	2.8	15.9	4.9
Add: Amortization of capitalized contract and development costs	2.4	0.9	4.2	1.8
Add: Depreciation	12.0	9.0	23.0	17.3
Add: Stock-based compensation	16.3	8.6	31.3	17.3
Add: Foreign transaction (gain) loss	(0.2)	0.3	(0.3)	0.7
Add: Acquisition and restructuring related items and other	0.8	—	2.7	—
Less: Reversal of contingent acquisition consideration	—	—	(2.0)	—
Non-GAAP Adjusted income before income taxes	48.4	26.2	91.6	52.0
Income taxes on Non-GAAP measure Adjusted income*	9.0	9.1	17.5	16.0
Non-GAAP Adjusted net income	$39.4	$17.1	$74.1	$36.0

Diluted earnings per common share	$0.02	$0.02	$0.09	$0.05
Less: GAAP provision for income taxes	0.01	0.01	—	0.02
Add: Amortization of intangible assets	0.06	0.02	0.09	0.03
Add: Amortization of capitalized contract and development costs	0.01	0.01	0.02	0.01
Add: Depreciation	0.07	0.06	0.13	0.11
Add: Stock-based compensation	0.09	0.05	0.16	0.11
Add: Foreign transaction (gain) loss	—	—	—	—
Add: Acquisition and restructuring related items and other	—	—	0.01	—
Less: Reversal of contingent acquisition consideration	—	—	(0.01)	—
Income taxes on Non-GAAP measure Adjusted income*	(0.05)	(0.06)	(0.09)	(0.10)
Adjusted income per diluted common share	$0.21	$0.11	$0.40	$0.23

Weighted average diluted common shares outstanding	190.1	157.4	184.8	156.9

*The impact to income taxes is calculated by recasting income before income taxes to include the add-backs involved in determining Adjusted income before income taxes and recalculating the income tax provision, including current and deferred income taxes, using the Adjusted income before income taxes. The recalculation also adjusts for any discrete tax expense, including transaction related expenses and the release of valuation allowance, or benefit related to the add-backs.
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